Exhibit 10.8

RETIREMENT AND CONSULTING AGREEMENT

THIS AGREEMENT made this 19th day of January, 2007 (the "Effective Date"), by and between First Midwest Bancorp, Inc., a Delaware corporation (hereinafter referred to as the "Company," which term shall for all purposes include its subsidiaries and their respective successors and assigns) and the executive named on the signature page hereof (the "Executive").

W I T N E S S E T H:

WHEREAS, Executive is currently an employee and officer of the Company;

WHEREAS, Executive and Company have determined that it is in their mutual best interests for Executive to retire from active employment with the Company effective January 19, 2007,

WHEREAS, Executive has expertise, experience and capability in the business of the Company and its affiliates;

WHEREAS, the Company wishes to retain the services of the Executive, and the Executive wishes to perform services for the Company after his retirement, on the terms and conditions set forth in this Agreement; and

WHEREAS, the Company and Executive desire to set forth agreements relating to certain compensation and other matters with respect to his retirement and the services hereunder;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which consideration is mutually acknowledged by the parties, it is hereby agreed as follows:

    Recitals. The recitals hereinbefore set forth constitute an integral part of this Agreement, evidencing the intent of the parties in executing this Agreement, and describing the circumstances surrounding its execution. Said recitals are by express reference made a part of the covenants hereof, and this Agreement shall be construed in the light thereof.

    Retirement. Except for the Executive's current Director position on the First Midwest Bank Board, the Executive hereby retires from employment and all positions with the Company, effective as of the close of business on January 19, 2007,

    Retirement Compensation Matters. In connection with Executive's retirement, and provided Executive has executed and delivered to the Company the Release Agreement attached hereto as Exhibit I:

      On or prior to January 26, 2007, the Company shall pay to Executive a lump sum cash payment (less applicable tax withholdings) comprised of six months' base salary and an early retirement subsidy, the amounts thereof are set forth on Schedule A attached hereto and made a part hereof. Such payment shall not be taken into account as "compensation" under any employee benefit plan of the Company.

      The Executive will be eligible to receive a full-year 2006 STIC bonus payable in February 2007, which bonus shall be determined and paid in accordance with the STIC program and without regard to Executive's retirement hereunder. Such payment shall not be taken into account as "compensation" under any employee benefit plan of the Company.

      The Company shall make available outplacement services through Challenger, Gray & Christmas for a one-year period ending December 31, 2007.

      Executive will be entitled to maintain health benefits coverage for himself and his spouse (and his spouse will be entitled to continue such coverage in the event of his death) through such programs as the Company may sponsor, subject to satisfaction of the eligibility provisions of such programs and Executive's timely payment of the applicable premium for such coverage.

      Executive's active participation as an employee under the Company's employee and executive benefit plans will cease upon his Retirement Date and benefits shall thereafter be paid or provided as set forth in such plans.

    Consulting Engagement. Effective as of January 19, 2007, the Company engages the Executive to provide services, as specified in Section 6 below, to the Company, and the Executive hereby agrees to provide these services to the Company, in accordance with the terms and conditions set forth in this Agreement.

    Term of Consulting Agreement. The consulting engagement shall commence on February 1, 2007 and expire on the last day of the month in which Executive's 65th birthday occurs (the "Expiration Date") (the "Consulting Term"), unless earlier terminated. The Consulting Term may be terminated or amended at any time prior to the Expiration Date by the mutual consent of the parties. The Consulting Term shall terminate prior to the Expiration Date in the event the Executive dies, the Executive performs services as an employee, director, consultant or otherwise to any banking or financial institution which has an office or branch located in any county in which the Company has an office location or branch, unless prior to performing such services the Executive obtained the written consent of the Company's Chief Executive Officer or the Executive breaches his obligations under Section 6 or Sections 9 or 10 (regardless of whether or not the Executive has obtained the written consent described in the preceding clause). Upon termination of the Consulting Term (whether by expiration or otherwise), neither party shall have any further obligations hereunder with respect to the consulting engagement, except that:

      the Company shall be obligated to pay to Executive any expenses to be reimbursed under Sections 8 below, and

      Executive's obligations described in Section 9 and 10 and the Company's remedies under Section 11 (for breaches under Section 2 and 9) shall continue notwithstanding the termination of the Consulting Term.

    Consulting Services. During the Consulting Term, Executive shall make himself available for consultation services to assist management of the Company at such times and in such manner as the Company may reasonably request; provided, however, that Executive shall not be obligated to make himself available for more than five (5) days during any calendar quarter during the Consulting Term.

    Consulting Fees. As compensation for his consulting services and related agreements hereunder, during the Consulting Term the Executive shall be paid at a monthly rate set forth on Schedule A hereof, payable in a lump sum annual amount for each calendar year during the Consulting Term, such amount to be determined and paid in advance during the first month of the Consulting Term with respect to 2006 and in January of each calendar year thereafter. No amounts shall be payable under this Section 7 with respect to any period after termination of the Consulting Term terminates or expires in accordance with Section 5.

    Expenses. The Company shall pay or reimburse Executive for reasonable and appropriate out-of-pocket expenses incurred by him with the Company's prior approval in connection with the performance of consulting services during the Consulting Term, in each instance in accordance with the Company's expense reimbursement policies. Executive must provide proper documentation to Company for all expenses before the Company's obligations to reimburse arise.

    Confidential Information. Executive understands and acknowledges: (a) his obligations to the Company under Section 12 of his Employment Agreement with the Company, and (b) that such obligations, as well as his obligations pursuant to applicable policies of the Company provided to him and under applicable law relating to confidential information, shall continue to apply to and obligate Executive during and after the Consulting Term, as if set forth herein in full.

    Non-Solicitation. Executive understands and acknowledges and agrees (a) his obligations under Section 13 of the Employment Agreement and (b) that such obligations shall continue to apply and restrict Executive through the period set forth in the Employment Agreement and thereafter during the Consulting Term, as if set forth herein in full. Executive acknowledges and agrees that the continuation of such restrictions represents an extension beyond the date otherwise applicable under the Employment Agreement and that the benefits and payments provided hereunder represent adequate consideration for such extension.

    Remedies. Executive acknowledges that the restraints and agreements above provided are fair and reasonable, that enforcement of the obligations described in Sections 9 and 10 will not cause him undue hardship and that said provisions are reasonably necessary and commensurate with the need to protect the Company and its legitimate and proprietary business interests and property from irreparable harm. Executive acknowledges and agrees that (a) a material breach of any of the obligations described in Sections 9 or 10 above, will result in irreparable harm to the business of the Company, (b) a remedy at law in the form of monetary damages for any material breach by him of any of the obligations described in Sections 9 and 10 is inadequate, (c) in addition to any remedy at law or equity for such material breach, the Company shall be entitled to institute and maintain appropriate proceedings in equity, including a suit for injunction to enforce the specific performance by Executive of the obligations hereunder and to enjoin Executive from engaging in any activity in violation hereof and (d) the obligations on his part described in Sections 9 and 10, shall be construed as agreements independent of any other provisions in this Agreement, and the existence of any claim, setoff or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense or bar to the specific enforcement by the Company of said covenants.

    Independent Contractor. The parties to this Agreement intend that during the Consulting Term, the Executive will perform under this Agreement as an independent contractor, and not as an employee of the Company or its affiliates; and that neither this Agreement nor the Continuing Participant Agreement shall be construed to continue Executive's employment by the Company beyond the date of his retirement. Consequently, during the Consulting Term:

      the Executive shall be solely responsible for the payment of all taxes in connection with the fee payable under Section 7, and the Company shall not withhold taxes from his remuneration; and

      the Executive shall not accrue or receive any benefits under any employee benefit plan maintained by the Company, attributable to his services hereunder, provided that nothing in this Agreement shall affect any rights to benefits Executive (and Executive's spouse and dependents) might have under any employee benefit plans of the Company by virtue of his service as an employee and/or his retirement.

    Entire Understanding. This Agreement constitutes the entire understanding between the parties relating to certain matters concerning Executive's retirement and consulting services hereunder and, except as provided herein, supercedes the Employment Agreement, it being agreed that nothing herein or any event arising after the date hereof, shall give rise to any severance or separation payments under the Employment Agreement. Any amendment of this Agreement shall be effective only to the extent that it is in writing, executed by the Company and Executive.

    Binding Effect. This Agreement shall be binding upon and inure to the benefit of Executive's executors, administrators, legal representatives, heirs and legatees and on the Company and its affiliates and their respective successors and assigns.

    Payment in the Event of Death. Any amounts due to the Executive under this Agreement at the time of his death shall be paid to the Executive's surviving spouse, or in the absence of a surviving spouse, to the executor of his estate.

    Waiver. The waiver of any party hereto of a breach of any provision of this Agreement by any other party shall not operate or be construed as a waiver of any subsequent breach.

    Governing Law. This Agreement shall be governed by, and interpreted, construed and enforced in accordance with, the laws of the State of Illinois.

    Headings. The headings of the Sections of this Agreement are for reference purposes only and do not define or limit, and shall not be used to interpret or construe the contents of this Agreement.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed at Itasca, Illinois, on the date above set forth.

EXECUTIVE By: /S/ MARK M. DIETRICH Print Name: Mark M. Dietrich	FIRST MIDWEST BANCORP, INC. By: /S/ JOHN M. O'MEARA John M. O'Meara, President and Chief Executive Officer

  Schedule A to Retirement and Consulting Agreement
Executive:	Mark M. Dietrich

Retirement Payment (Section 3(a)):	$ 111,950 (six (6) months' base salary) + $ 63,000 (early retirement subsidy) = $ 174,950 (total lump sum payment, subject to tax withholding)

Monthly Consulting Payment (Section 7):	$54,400 ($800 per month or $9,600 per year, paid annually in January of each year until age 65)

  Exhibit I to Retirement and Consulting Agreement

  RELEASE AGREEMENT

  THIS AGREEMENT is made and entered into as of the date set forth on the signature page hereof by and between First Midwest Bancorp, Inc., its subsidiaries and affiliates (collectively "FMBI") and the undersigned Executive (hereinafter "Executive").

  Executive and FMBI have entered into a Retirement and Consulting Agreement relating to Executive's retirement from employment effective as of January 19, 2007. With respect to Executive's retirement FMBI has offered, and Executive has voluntarily agreed to the terms of this Release Agreement in exchange for certain payments and benefits described in Section 3 of the Retirement and Consulting Agreement to which Executive otherwise would not be entitled.

  NOW THEREFORE, in consideration for the payments and benefits provided under the Retirement and Consulting Agreement, including Schedule A thereof:

  Executive resigns from employment and all positions with FMBI as of January 19, 2007.

  Executive on behalf of himself and his spouse, heirs, executors, administrators, children, and assigns does hereby fully release and discharge FMBI, its officers, directors, employees, agents, subsidiaries and divisions, benefit plans and their administrators, fiduciaries and insurers, successors, and assigns from any and all claims or demands for wages, back pay, front pay, attorney's fees and other sums of money, insurance, benefits, contracts, controversies, agreements, promises, damages, costs, actions or causes of action and liabilities of any kind or character whatsoever, whether known or unknown, from the beginning of time to the date of these presents, relating to his employment or termination of employment from FMBI, including but not limited to any claims, actions or causes of action arising under the statutory, common law or other rules, orders or regulations of the United States or any State or political subdivision thereof.

  Executive and FMBI acknowledge that it is their mutual intent that the release contained above constitute a complete release and waiver of claims set forth therein. Accordingly, Executive acknowledges and agrees that:

      The payments and benefits set forth in the Retirement and Consulting Agreement exceed the nature and scope of that to which he would otherwise have been legally entitled to receive without this Release Agreement and his entitlement to them is conditioned upon his compliance with this Release Agreement;

      He has been advised by FMBI to consult with his personal attorney regarding the terms of this Release Agreement;

      He has had an adequate amount of time within which to consider this Release Agreement;

      He has read and fully understands the terms of this Release Agreement ; and

      Execution of this Release Agreement is his knowing and voluntary act.

This Agreement shall be governed by the laws of the State of Illinois and shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the successors and assigns of FMBI.

IN WITNESS WHEREOF, the parties have executed this Release Agreement on the date indicated below.

FIRST MIDWEST BANCORP, INC., for itself and its Subsidiaries	EXECUTIVE

By: /S/ MARK M. DIETRICH	/S/ JOHN M. O'MEARA
Its: Group Executive Vice President and Chief Operations Officers
Print Name: John M. O'Meara

Date: January 17, 2007	Date: January 17, 2007